Exhibit 99.14

Ambac Financial Group, Inc.
One State Street
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon
(212) 208-3333
ppoillon@ambac.com
Website: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES WRITE DOWN RELATED
TO NATIONAL CENTURY FINANCIAL ENTERPRISES, INC.
SPONSORED NOTES IN ITS INVESTMENT PORTFOLIO

New York, November 18, 2002—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) announced today that it will take a write down amounting to $79.4 million after tax, with a net income per diluted share effect of $0.73 related to impairment on National Century Financial Enterprises, Inc. (NCFE) notes it owns in its financial services investment portfolio. As previously announced, Ambac owns $54 million of NCFE sponsored note NPF XII, and $120.5 million of NCFE sponsored note NPF VI, both of which were rated triple-A until October 25, 2002. The write down represents 70% of the value of NPF XII and NPF VI notes that it owns. The amount of the write down is based on the most recent information available to Ambac management. Ambac has joined a group of bondholders that will seek to recover any losses through all means available; however, no estimate for recovery is included in the amount of the write down. The fair value of Ambac’s investment portfolio is approximately $11.7 billion. Net unrealized gains on investments approximate $400 million after this write down. Ambac has no financial guarantee insurance or other exposure to National Century Financial Enterprises, Inc. Sponsored Programs.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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